UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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REYNOLDS CONSUMER PRODUCTS INC.

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Reynolds Consumer Products Inc.

1900 W. Field Court

Lake Forest, Illinois 60045

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2022 Annual Meeting of Stockholders of Reynolds Consumer Products Inc. will be held on Wednesday, April 27, 2022, at 4:00 p.m. Central Time.

The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/REYN2022 and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on this site as well.

The purposes of the meeting are the following:

1.	to elect two directors to serve until the 2025 Annual Meeting of Stockholders;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022;
3.	to approve, on an advisory basis, the 2021 compensation of our named executive officers as disclosed in the accompanying proxy statement;
4.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Only stockholders of record at the close of business on February 28, 2022 will be entitled to vote at the meeting and any adjournment or postponement thereof.

Your vote is important. To ensure that your vote is recorded promptly, please vote as soon as possible by submitting your proxy via the internet at the address listed on the Notice or proxy card, by telephone using the toll-free number listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Lake Forest, Illinois March 15, 2022	/s/ David Watson David Watson General Counsel and Secretary

Cautionary Note Regarding Forward-Looking Statements

The statements included in this proxy statement regarding future performance and results, expectations, plans, strategies, priorities, commitments and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT SUMMARY

Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2022 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, April 27, 2022, at 4:00 p.m. Central Time, in a virtual meeting format only, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about March 15, 2022.

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and we urge you to read the entire proxy statement, as well as our 2021 Annual Report, before voting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON APRIL 27, 2022: This Proxy Statement and our 2021 Annual Report to Stockholders are available at www.proxyvote.com.

VOTING MATTERS AND BOARD RECOMMENDATION

Voting Matter	Board Recommendation
Proposal 1: Election of two directors	FOR each nominee

Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022	FOR

Proposal 3: To approve, on an advisory basis, the 2021 compensation of our named executive officers	FOR

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Director	Age	Director Since	Principal Occupation	Independent	Audit Committee	CNG Committee
Greg Cole	59	2019	Senior Executive, Rank			Chair
Helen Golding	59	2019	Group Legal Counsel, Rank			✓
Marla Gottschalk	61	2020	Former Chief Executive Officer, The Pampered Chef	✓	Chair
Allen Hugli	59	2021	Chief Financial Officer, Rank
Lance Mitchell	62	2019	Chief Executive Officer, Reynolds Consumer Products
Richard Noll (1)	64	2020	Former Chief Executive Officer, Hanesbrands Inc.	✓	✓	✓
Ann Ziegler	63	2020	Former Senior Vice President and Chief Financial Officer, CDW Corporation	✓	✓

(1)	Chairman of the Board

Board Diversity Matrix (as of March 15, 2022)

The following table summarizes certain self-identified characteristics of our directors, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance.

Total Number of Directors	7
	Female	Male
Part I: Gender Identity
Directors	3	4
Part II: Demographic Background
White	3	4

CORPORATE GOVERNANCE HIGHLIGHTS

•	Independent Chairman of the Board
•	Diverse Board with effective mix of skills, experiences and perspectives
•	3 of 7 Board members are female
•	Independent directors hold executive sessions without management present
•	Single class voting structure (one share, one vote)
•	Code of business conduct applicable to all employees, officers and directors
•	Extensive Board oversight of cybersecurity and other risk management matters
•	Board oversight of environmental, social and governance matters
•	Board oversight of health and safety matters
•	Extensive management engagement with potential and existing shareholders

EXECUTIVE COMPENSATION BEST PRACTICES

We annually evaluate all elements of executive officers’ pay to ensure alignment with performance objectives, market best practices and stockholder interests. The following summarizes our current practices.

What We Do
✓

Pay for performance by providing the majority of senior executive compensation in the form of variable cash incentives and equity awards tied to meeting performance goals and increasing our share price

✓	Establish challenging performance goals in incentive plans
✓	Require non-competition agreement for equity award eligibility
✓	Provide limited executive perquisites
✓	Discourage excessive risk-taking and encourage long-term decision-making with our compensation programs, in alignment with the interests of our shareholders
✓	Review executive compensation levels and practices relative to our peer group and relevant survey data
✓	Use an outside independent compensation consultant engaged directly by the CNG Committee to advise on executive compensation matters
✓	Subject executives’ cash and equity-based incentive compensation to clawback

What We Don’t Do
X	Provide automatic salary increases for our executives in their employment agreements
X	Maintain supplemental executive retirement plans for our executives
X	Pay dividends on unearned or unvested performance-based equity awards
X	Provide excise tax gross-ups
X	Allow hedging or pledging of company securities
X	Reprice or exchange underwater stock options without shareholder approval

Proposal 1: election of directors

Our Board of Directors is presently comprised of seven directors, divided into three classes serving staggered three-year terms. The term of the Class I directors expires at our 2024 Annual Meeting of Stockholders, the term of the Class II directors expires at our 2022 Annual Meeting of Stockholders, and the term of the Class III directors expires at our 2023 Annual Meeting of Stockholders. The current members of each class of directors is as follows:

•	Class I directors: Helen Golding and Allen Hugli
•	Class II directors: Gregory Cole and Ann Ziegler
•	Class III directors: Marla Gottschalk, Lance Mitchell and Richard Noll

We have entered into a Stockholders Agreement (the “Stockholders Agreement”) with Packaging Finance Limited (“PFL”) which, among other things, provides that PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.  Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL. Based on the recommendation of the Compensation, Nominating and Corporate Governance Committee (the “CNG Committee”) and designated by PFL, the Board has nominated Gregory Cole and Ann Ziegler for election as directors at the 2022 Annual Meeting, to serve until the 2025 annual meeting of stockholders.

Proxies cannot be voted for a greater number of persons than two, the number of nominees named in this proxy statement. We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

Set forth below is biographical information as of February 28, 2022, for the nominees and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among our executive officers or directors.

Gregory Cole

Age: 59

Director Since: October 2019

Class II

Committees:

•    Compensation, Nominating and Corporate Governance Committee (Chair)

Mr. Cole been a member of the Company’s Board of Directors since October 2019 and is the Chair of the CNG Committee.  Mr. Cole was a member of the Audit Committee from January 2020 to January 2021 and currently serves as a senior executive and a director of Rank Group Limited (“Rank”) and a director of other entities owned by Mr. Hart. He has been a senior executive of Rank since 2004. He is a director of our controlling shareholder, PFL. From 1994 to 2004, Mr. Cole was a partner with Deloitte Touche Tohmatsu, which he joined in 1986.  Mr. Cole received a Bachelor of Commerce from the University of Auckland.

Mr. Cole brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving in a variety of senior executive positions for Rank.

Helen Golding

Age: 59

Director Since: October 2019

Class I

Committees:

•    Compensation, Nominating and Corporate Governance Committee

Ms. Golding has been a member of the Company’s Board of Directors since October 2019 and is a member of the CNG Committee.  She is a director of our controlling shareholder, PFL, and currently serves as Group Legal Counsel and a director of Rank and a director of other entities owned by Mr. Hart. She has been a senior executive of Rank since 2006.  Ms. Golding joined Rank from Burns, Philp & Company Pty Limited where she served as Company Secretary and Group Legal Counsel from 1998 to 2006.  Prior to that, she was a private practitioner in a Sydney-based law firm.  Ms. Golding received a Bachelor of Economics and Master of Laws from the University of Sydney.

Ms. Golding brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of her years serving as Group Legal Counsel for Rank.

Marla Gottschalk

Age: 61

Director Since: January 2020

Class III

Committees:

•    Audit Committee (Chair)

Ms. Gottschalk has been a member of the Company’s Board of Directors since January 2020 and is the Chair of the Audit Committee. Ms. Gottschalk previously served as the Chief Executive Officer of The Pampered Chef Ltd. from 2006 to 2013 and as President and Chief Operating Officer from 2003 to 2006.  Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including as Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of the Kraft Cheese Division.  Ms. Gottschalk is currently a member of the board of directors of Potbelly Corporation and Big Lots, Inc., where she serves as the chair of their audit committees and as a member of their compensation committees.  She also serves as a member of the board of directors of UL Inc.  Ms. Gottschalk received a B.S. in Business from Indiana University and a Masters in Management Studies from Northwestern University’s J.L. Kellogg Graduate School of Management.

Ms. Gottschalk brings to the Board qualifications that include her extensive experience with global companies, her expertise in the consumer products industry and her years of experience in operations and strategic management.

Allen Hugli

Age: 59

Director Since: March 2021

Class I

Committees: None

Mr. Hugli has served as a member of the Company’s Board of Directors since March 2021. He is a director of our controlling shareholder, PFL, and currently serves as Chief Financial Officer and a director of Rank, a director of Pactiv Evergreen Inc. (“PEI”) where he also served as the Chief Financial Officer from 2009 to 2020, and a director of other entities owned by Mr. Hart. He has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston. Mr. Hugli holds a CPA CA designation from the Chartered Professional Accountants of Canada.

Mr. Hugli brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving as Chief Financial Officer and a director of Rank.

Lance Mitchell

Age: 62

Director Since: October 2019

Class III

Committees: None

Mr. Mitchell has served as the Company’s President and Chief Executive Officer since 2011 and as a member of the Company’s Board of Directors since October 2019. From 2005 to 2011, Mr. Mitchell served as President of Closure Systems International (part of PEI and its subsidiaries (“PEI Group”) from 2008 to 2019). Mr. Mitchell commenced his career in sales and marketing at Owens Corning, progressed to General Management positions at Avery Dennison and Goodrich followed by executive management positions at PolyOne and Alcoa before joining PEI Group in 2008. Mr. Mitchell received a B.S. in Business from Bowling Green State University.

Mr. Mitchell brings to the Board valuable perspective and insight with respect to the business, industry, challenges, and opportunities as a result of his years serving as the senior executive officer of the Company. Mr. Mitchell also represents management’s perspective on important matters to the Board.

Richard Noll

Age: 64

Director Since: January 2020

Non-Executive Chairman of the Board Since: January 2020

Class III

Committees:

•    Audit Committee

•    Compensation, Nominating and Corporate Governance Committee

Mr. Noll has served as a member of the Company’s Board of Directors since January 2020 and is a member of the Audit Committee and the CNG Committee. Mr. Noll served as Chairman of the Board of Directors of Hanesbrands Inc. from 2009 to 2019 and Chief Executive Officer from 2006 to 2016.  Mr. Noll joined Hanesbrands Inc. from Sara Lee Corporation where he worked for 14 years in various management positions, including President and Chief Operating Officer of Branded Apparel and Chief Executive Officer and Chief Operating Officer of Sara Lee Bakery Group, and led the turnarounds of several Sara Lee Corporation bakery and apparel businesses.  Within the past five years, Mr. Noll served as a member of the board of directors of Carter’s Inc., where he served as a member of its compensation committee from 2019 to 2021. Mr. Noll serves as a  member of the board of directors of Jack Creek Investment Corp., where he serves as chair of its audit committee, and serves as a member of the board of directors of Neighbor Inc. Mr. Noll previously served as a director of Fresh Market Inc. from 2011 to 2016.  Mr. Noll received a B.A. in Business Administration from Pennsylvania State University and an M.B.A. from Carnegie Mellon University.

Mr. Noll brings to the Board broad experience with business issues applicable to the success of a publicly-traded company, including a controlled company, and the consumer packaged goods industry after his experience and holding senior leadership positions at Hanesbrands Inc.

Ann Ziegler

Age: 63

Director Since: September 2020

Class II

Committees:

•    Audit Committee

Ms. Ziegler has served as a member of the Company’s Board of Directors since September 2020 and is a member of the Audit Committee. Ms. Ziegler served as Senior Vice President and Chief Financial Officer of CDW Corporation, a technology solutions provider, from 2008 to 2017. From 2005 to 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Food & Beverage, a division of Sara Lee Corporation, a global consumer goods company. From 2003 to 2005, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Bakery Group. From 1993 to 2003, Ms. Ziegler served in various corporate development and legal positions at Sara Lee. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler is currently a member of the board of directors of Hanesbrands Inc., where she serves as chair of its compensation committee, a member of the board of directors of US Foods Holding Corp, where she serves as chair of the nominating and corporate governance committee, and a member of the board of directors of Wolters Kluwer, where she serves as a vice chair and member of the selection and remuneration committee. During the past five years, Ms. Ziegler also served on the board of directors of Groupon, Inc. Ms. Ziegler received a B.A. in Economics and Government from The College of William and Mary and a J.D. from University of Chicago Law School.

Ms. Ziegler brings to the Board experience in senior leadership positions with companies in the consumer products industry, including with corporate risk management issues, and preparing or overseeing the preparation of financial statements.  She has experience in corporate governance through service as a director of other public companies.

Board of Directors’ Recommendation

The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of the two director nominees, Gregory Cole and Ann Ziegler.

CORPORATE GOVERNANCE

Director Independence

We are a “controlled company” under the rules of the Nasdaq Stock Market LLC (“Nasdaq”).  As a result, we qualify for exemptions from, and have elected not to comply with, certain corporate governance requirements under the rules, including the requirements that within one year of the closing of our initial public offering (“IPO”) we have a Board that is composed of a majority of “independent directors,” as defined under the Nasdaq rules, and a compensation and nominating committee that is composed entirely of independent directors.

Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee.  As a newly-public company, we were able to, and did, rely on an exemption from the requirement that all members of the Audit Committee be independent directors for a period of one year after our IPO, and Mr. Cole, a non-independent director, served on the Audit Committee from the date of our IPO until January 27, 2021. Currently, all members of the Audit Committee are independent directors.

Our Board of Directors has determined that Ms. Gottschalk, Mr. Noll and Ms. Ziegler are independent directors under Nasdaq rules.  In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.

Board Leadership Structure

The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to, and oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our Bylaws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications

A shareholder or other interested party may submit a written communication to the Board of Directors by sending it to the Board in care of Corporate Secretary at Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. The Corporate Secretary will send copies of all communications to the Chairman and Chief Executive Officer and, when appropriate, to all Board members.

Procedures for Selecting and Nominating Director Candidates

The CNG Committee Charter provides:

•	The CNG Committee shall oversee searches for and identify qualified individuals for membership on the Board.
•

The CNG Committee shall recommend to the Board criteria for Board and Board committee membership and shall recommend individuals for membership on the Board and its committees. In making its recommendations for Board and committee membership, the Committee shall:

o

review candidates’ qualifications for membership on the Board or a committee of the Board (including making a specific determination as to the independence of each candidate) based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or Nasdaq rules for Audit Committee or other committee membership purposes);

o	in evaluating current directors for re-nomination to the Board or re-appointment to any Board committees, assess the performance of such directors;
o

periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience;

o

periodically review, as appropriate, the service of all directors on the boards of other public companies with consideration to the substantial time commitment required of directors and make such recommendations to the Board as it may deem advisable;

o	consider rotation of committee members and committee chairs, as appropriate; and
o	consider any other factors that are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the CNG Committee or the Board.

Pursuant to the Stockholders Agreement between the Company and PFL, PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.  Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL.

The Company’s Bylaws include provisions for nomination and election of directors at the annual meeting of stockholders and requirements for director nominees.

The CNG Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees

Our Board of Directors held seven meetings during 2021. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2021, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Directors are encouraged to attend the annual meetings of stockholders of the Company, as provided in our Corporate Governance Guidelines. All of our directors attended the 2021 annual meeting of stockholders.

During 2021, our Board of Directors had two standing committees: the Audit Committee and the CNG Committee. The following sets forth the membership of each of our committees as of March 15, 2022:

Audit Committee	Compensation, Nominating and Corporate Governance Committee
Marla Gottschalk (Chair)	Gregory Cole (Chair)
Richard Noll	Helen Golding
Ann Ziegler	Richard Noll

Audit Committee

The members of our Audit Committee are Ms. Gottschalk (Chair), Mr. Noll and Ms. Ziegler. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our board of directors has determined that Ms. Gottschalk is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•	ensuring the independence of the independent registered public accounting firm;
•

approving the planned scope and timing, and discussing the findings, of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or auditing matters;
•	considering the adequacy of our internal controls and internal audit function;
•	reviewing and approving related person transactions and those that require disclosure; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm.

The Audit Committee held four meetings during 2021. The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.reynoldsconsumerproducts.com.

Compensation, Nominating and Corporate Governance Committee

The members of our CNG Committee are Mr. Cole (Chair), Ms. Golding and Mr. Noll.  Our CNG Committee is responsible for, among other things:

•	recommending to our board of directors for determination, the compensation of our executive officers;
•	reviewing and approving the compensation of our directors;
•	administering our stock and equity incentive plans;
•	reviewing and evaluating, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;
•	reviewing management succession plans;

•	reviewing our overall compensation philosophy;
•	identifying and recommending candidates for membership on our board of directors;
•	reviewing and recommending our corporate governance guidelines and policies;
•	reviewing and considering proposed waivers of the code of conduct for directors and executive officers and making recommendations to our board of directors;
•	overseeing the process of evaluating the performance of our board of directors; and
•	assisting our board of directors on corporate governance matters.

The CNG Committee held four meetings during 2021. The CNG Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.reynoldsconsumerproducts.com.

Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. In addition, the CNG Committee reviews the Company’s compensation program and risk elements to the Company in connection with the structure of the compensation plan.

Board Evaluations

The Company implemented a Board of Directors evaluation process in 2021. Per the Board’s direction, the Corporate Secretary prepared self-evaluation questionnaires for each of the Board, the Audit Committee and the CNG Committee.  All Board and Committee members completed the evaluations.  The Corporate Secretary then compiled the results of the evaluations and provided the compilations to the respective Chairs.  During the executive session of their regularly scheduled October 2021 meetings, each Chair reviewed the results of the evaluations and the members discussed.

Environmental, Social & Governance Matters

Management recognizes the importance of Environmental, Social & Governance matters to all stakeholders and has reviewed and discussed with the Board the Company’s development of its Environmental, Social & Governance framework.  Management will continue to provide regular updates to the Board while also providing regular updates to Company stakeholders.  Additional information about the Company’s Environmental, Social & Governance actions, goals and initiatives is included in our 2021 Annual Report to Stockholders, which is being provided as part of the proxy materials and is available on our corporate website at www.reynoldsconsumerproducts.com.

DIRECTOR COMPENSATION

During 2021, our directors who are not employees of our company or of Rank Group (the “non-affiliated directors”) received annual retainers and annual equity compensation grants pursuant to the following program:

•	Board member: $230,000, of which $100,000 is an annual cash retainer and $130,000 is in the form of an annual grant of restricted stock units (“RSUs”).
•

Chairman of the Board: $115,000, of which $50,000 is an annual cash retainer and $65,000 is in the form of an annual grant of RSUs, in addition to the $230,000 in board member payments and grants described above.

•	Chairs of our Audit Committee and our CNG Committee: $20,000, as an annual cash retainer.
•	Members of our Audit Committee and our CNG Committee: $10,000, as an annual cash retainer.

RSUs are granted pursuant to the Reynolds Consumer Products Inc. Equity Incentive Plan (the “Equity Incentive Plan”) and the number of RSUs granted is calculated by dividing the applicable dollar value by the closing sale price per share of our common stock on the date of grant. The RSUs granted in 2021 to our non-affiliated directors were granted to Ms. Gottschalk, Mr. Noll, Ms. Ziegler and Mr. Degnan on April 1, 2021 and vest in full on the first anniversary thereof, other than the RSUs granted to Mr. Degnan which were forfeited upon his retirement from the Board of Directors on October 31, 2021.

For 2021, as a transition year, the cash retainer amounts (adjusted to reflect standardizing payment dates, moving Mr. Degnan and Ms. Ziegler from January to April and Ms. Gottschalk and Mr. Noll from February to April) were paid to non-affiliated directors (Mr. Degnan, Mr. Noll, Ms. Gottschalk and Ms. Ziegler) on April 1, 2021.

Beginning in 2022, we plan to grant RSUs and make the annual cash retainer payments to non-affiliated directors on the date of the annual meeting of stockholders in each year.

Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors. An individual who is a non-employee director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.

We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board of Directors or committees, and have entered into Indemnification Agreements with our directors.

The following table presents the compensation for each person who served as a member of our Board of Directors during 2021, other than Mr. Mitchell. Mr. Mitchell, who is also our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Mitchell as our Chief Executive Officer during 2021 is presented in the Summary Compensation Table. Mr. Cole, Ms. Golding and Mr. Hugli did not receive any compensation for his or her service as a director of ours in 2021, due to the fact that they were serving as officers of Rank Group at the time of payment or grant.

2021 Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Gregory Cole	$—	$—	$—	$—
Thomas Degnan(4)	280,000	129,990	—	409,990
Helen Golding	—	—	—	—
Marla Gottschalk	140,000	129,990	3,555	273,545
Allen Hugli	—	—	—	—
Richard Noll(5)	218,333	195,000	5,332	418,665
Ann Ziegler	137,500	129,990	1,239	268,729

(1)	In 2021, all Board of Director cash retainer amounts were prorated to transition to a standardized payment date.
(2)	The number of unvested RSUs held by each director at December 31, 2021 was: Mr. Cole: zero; Ms. Golding: zero; Ms. Gottschalk: 4,333; Mr. Hugli: zero; Mr. Noll: 6,500; and Ms. Ziegler: 4,333.
(3)	The amounts in this column represent the dollar value of dividend equivalents paid in 2021 related to RSUs held by the director.
(4)

Mr. Degnan retired from the Board on October 31, 2021. In connection with his retirement, all of Mr. Degnan’s unvested RSUs were forfeited.  In consideration of Mr. Degnan’s service on the Board in 2021 and such forfeiture, the CNG Committee recommended and the Board of Directors approved a cash payment to Mr. Degnan of $130,000 following his retirement.  The amount in the “Fees Earned or Paid in Cash” column for Mr. Degnan includes $150,000, the prorated annual cash retainer amount paid in 2021 plus the additional $130,000.

(5)	Mr. Noll’s cash payment amount includes $20,000 for committee service in 2020 but paid in 2021.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to direct the appointment of a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for each year since 2015. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.

AUDITOR FEES

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2021 and 2020:

	2021	2020
	(in thousands)
Audit Fees(1)	$2,800	$2,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	10	360
Total	$2,810	$2,660

(1)	Audit Fees for 2021 and 2020 were for professional services rendered for the audits of the Company’s annual consolidated financial statements and quarterly consolidated financial statements.
(2)	All Other Fees for 2021 were for licensing fees and for 2020 were for an internal control design assessment project.

All services rendered by PricewaterhouseCoopers LLP in 2021 and 2020 were approved by the Audit Committee, which considered whether the provision of all services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PRE-APPROVAL POLICY

The Audit Committee has adopted a policy with respect to pre-approval of certain types of audit and non-audit related services specifically described by the Audit Committee on an annual basis.  In general, the Audit Committee has pre-approved the provision of certain audit services and audit-related services, in each case up to an annual amount which varies by the type of services.  Individual engagements anticipated to exceed such pre-established thresholds must be separately approved.  This policy also sets forth certain services that the Company’s independent public accountant is prohibited from providing to the Company.  The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All services provided and fees charged by PricewaterhouseCoopers LLP to us were pre-approved in accordance with the policy described above.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2021. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit Committee

Marla Gottschalk, Chair

Richard Noll

Ann Ziegler

Proposal 3: advisory vote to approve the compensation of the named executive officers

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Consistent with the preference expressed by our stockholders at the 2021 annual meetings of stockholders, we are conducting say-on-pay votes on an annual basis.

As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. Our Board and CNG Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.”

Because your vote is advisory, it will not be binding on the Board of Directors or the CNG Committee. However, the Board of Directors and the CNG Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

EXECUTIVE COMPENSATION

The following provides information about our executive officers, as of March 15, 2022.

Name	Age	Position
Lance Mitchell	62	President and Chief Executive Officer
Michael Graham	60	Chief Financial Officer
Rachel Bishop	48	President, Hefty Tableware
Judith Buckner	53	President, Presto Products
Craig Cappel	51	President, Reynolds Cooking & Baking
Lisa Smith	53	President, Hefty Waste and Storage
Stephan Pace	59	President, Sales and Chief Customer Officer
Chris Mayrhofer	47	Senior Vice President and Corporate Controller
Steve Estes	48	Chief Administrative Officer
Rita Fisher	52	Chief Information Officer and Executive Vice President, Supply Chain
Michael McMahon	58	Senior Vice President, Key Accounts Sales
Valerie Miller	49	Executive Vice President of Human Resources
David Watson	63	Legal Counsel and Corporate Secretary

Lance Mitchell

Mr. Mitchell has served as the Company’s President and Chief Executive Officer since 2011 and as a member of the Company’s Board of Directors since October 2019.  From 2005 to 2011, Mr. Mitchell served as President of Closure Systems International (part of PEI Group from 2008 to 2019). Mr. Mitchell commenced his career in sales and marketing at Owens Corning, progressed to General Management positions at Avery Dennison and Goodrich followed by executive management positions at PolyOne and Alcoa before joining PEI Group in 2008. Mr. Mitchell received a B.S. in Business from Bowling Green State University.

Michael Graham

Mr. Graham has served as the Company’s Chief Financial Officer since 2016.  Mr. Graham joined the Company after serving as the CFO of Graham Packaging (part of PEI Group) from 2011 to 2016.  Prior to joining Graham Packaging, Mr. Graham led and managed several merger and integration activities for PEI and served as CFO of Reynolds Packaging from 2008 to 2010, collaboratively leading the integration of Reynolds Packaging into PEI Group. Mr. Graham served as Group Controller and CFO of Alcoa’s Flat Rolled & Extruded Aluminum Group from 2004 to 2007.  From 1986 to 2003, Mr. Graham served in a variety of management positions at Honeywell International Inc. and AlliedSignal, Avaya Communications and General Mills, Inc.  Mr. Graham received a B.A. in Finance from Howard University.

Rachel Bishop

Ms. Bishop has served as the Company’s President of Hefty Tableware since 2019.  Prior to joining the Company, she served as Chief Strategy Officer from 2014 to 2017 and President, Snacks from 2017 to 2019 at TreeHouse Foods, Inc. Ms. Bishop was at The Walgreen Company from 2009 to 2014 where she most recently served as Group Vice President of Retail Strategy.  From 2001 to 2009, Ms. Bishop was at McKinsey & Company, where she worked with consumer businesses on a broad range of sales, marketing, and operational topics with a focus on growth strategy development and implementation.  Ms. Bishop earned B.S. degrees in Materials Science and Engineering and in Geophysics from Brown University and a Ph.D. in Materials Science and Engineering with a minor in Technology Management from Northwestern University.

Judith Buckner

Ms. Buckner has served as the Company’s President of Presto Products since 2019. She previously served as Senior Vice President, Business Transformation of the Company from 2017 to 2019.  Ms. Buckner first joined the Company in 2000 as an Engineering Manager and has held various other leadership roles including Director of Manufacturing, Plant Manager, Director of Engineering and New Product Development and Vice President of Operations and Engineering.  Her prior experience includes various engineering and leadership roles in product development and operations at Hoechst-Celanese/Invista from 1991 to 2000.  Ms. Buckner earned a B.S. in Chemical Engineering from Purdue University.

Craig Cappel

Mr. Cappel has served as the Company’s President of Reynolds Cooking & Baking since 2018.  From 2015 to 2018, he served as President of Hefty Tableware.  From 2013 to 2015, Mr. Cappel served as the Chief Procurement and Technology Officer for PEI Group, leading global sourcing and technology across multiple businesses.  From 1997 to 2013, Mr. Cappel was with Pactiv as Vice President of Business Development and Innovation and various other leadership roles across innovation, engineering technology, new business development and business management.  From 1994 to 1997, he served as an engineer at TE Connectivity, Ltd. (formerly Amp Incorporated). Mr. Cappel received a B.S. from the College of Engineering Technology at the Rochester Institute of Technology and an M.S. in Product Design and Development Management from Northwestern University.

Lisa Smith

Ms. Smith has served as the Company’s President of the Hefty Waste & Storage business since 2020.  She previously served as Senior Vice President of Marketing for the Reynolds Cooking & Baking business since 2018, and prior to that was Vice President of Marketing for the Hefty Waste & Storage business from 2015 to 2018.  Ms. Smith first joined the Company in 2009. Her prior experience includes holding marketing, sales and category management roles at CPG organizations including Mars, Sara Lee and Sunstar/GUM.  Ms. Smith earned a B.S. in Marketing from the University of Illinois and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

Stephan Pace

Mr. Pace has served as the Company’s President, Sales and Chief Customer Officer since 2020. Prior to this role, he served as the Company’s President of Walmart/Sam’s and eCommerce since 2015 and the Company’s Chief Customer Officer and Senior Vice President of Sales beginning in 2010. He served as Vice President of Sales for Pactiv’s Consumer Products Division prior to PEI’s acquisition of Pactiv in 2010.  Mr. Pace joined Pactiv in 2001 and held several senior management positions.  Prior to joining Pactiv, he served in a variety of sales and marketing roles at Unilever plc and Procter & Gamble Company.  Mr. Pace received a B.A. in Economics from Wesleyan University.

Chris Mayrhofer

Mr. Mayrhofer has served as the Company’s Senior Vice President and Corporate Controller since January 1, 2021 and as the Principal Accounting Officer since April 22, 2020. He previously served as Vice President and Controller for the Company from July 15, 2019 to January 1, 2021. Prior to joining the Company, Mr. Mayrhofer served as Vice President and Corporate Controller of Evergreen Packaging from 2017 to July 2019, Vice President and Corporate Controller of Graham Packaging from 2012 to 2017 and, prior to that, held various financial positons with PEI Group from 2009 to 2012, Performance Food Group Company from 2005 to 2009 and Ernst & Young LLP. He holds a Bachelor’s of Business Administration in Accounting from the University of Richmond and is a Certified Public Accountant.

Steve Estes

Mr. Estes joined the Company in January 2021 as its first Chief Administrative Officer, leading Business Transformation, EHS, HR, Legal, and Procurement. He has 20 years of experience with Rank-owned companies, including his most recent role from 2015 as Chief Human Resources Officer, Rank Group. He previously served as Vice President Human Resources, Rank Group, promoted from his role as, Vice President of HR, Evergreen Packaging. He also served in HR and safety roles at International Paper, Mattel Inc., and Bruce Hardwood Floors. Mr. Estes earned a Bachelor’s of Business Administration in HR Management from Freed-Hardeman University and an MBA from Georgia Southern University.

Rita Fisher

Ms. Fisher has served as the Company’s Chief Information Officer and Executive Vice President, Supply Chain since August 2017. Prior to joining the Company, Ms. Fisher served as Vice President and Head of Global Business Services for Kraft Heinz.  During her 22 years in Kraft Heinz, she held many global and regional roles in Information Technology and Supply Chain, including Head of Global IT and Senior Director Supply Chain Transformation.  She started her career at People’s Gas Company as a Senior Business Analyst. Ms. Fisher earned her BS in Mathematics and Computer Science from the University of Illinois at Chicago and an MBA from DePaul University.

Michael McMahon

Mr. McMahon has served as Senior Vice President, Key Accounts Sales since April 2015. Prior to that he served as VP of the Non Foods/Club Channel from November 2012 to March 2015.  He joined Pactiv in 2006 as Director Category Management, and moved to the Company following PEI Group’s 2010 acquisition of Pactiv.  Prior to that he had twenty years of sales experience at Kraft Foods, in roles including Senior Director of Category Planning.  Mr. McMahon earned a B.A. in Marketing and Management from Olivet College, Michigan.

Valerie Miller

Ms. Miller has served as the Executive Vice President of Human Resources since January 2021 and as Vice President of Human Resources since October 2019.  Prior to that, she served as the Senior Director of Human Resources from April 2017 to September 2019, and in various other HR roles with the Company since 2012.  Before that, she held various Human Resource leadership positions with Graham Packaging.  Ms. Miller earned her B.A. in Business Administration from Carthage College and an MBA from University Wisconsin at Milwaukee.

David Watson

Mr. Watson has served as Legal Counsel of the Company since February 2015, and as Corporate Secretary since January 31, 2020.  Prior to that, he served as General Counsel and in various other legal roles with the Company since July 2009.  Prior to that, he held chief legal officer positions with several public and private companies.  Mr. Watson earned a B.S. in Business Administration from the University of Illinois and a J.D. from University of Illinois College of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This CD&A describes our compensation approach and programs for our named executive officers (“NEOs”), which include our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 31, 2021.  Except as otherwise indicated, the information in this section relates to the compensation of our NEOs, and the principles underlying our executive compensation policies, during and for 2021.  Our NEOs for 2021 were:

•	Lance Mitchell, President and Chief Executive Officer
•	Michael Graham, Chief Financial Officer
•	Stephan Pace, President, Sales and Chief Customer Officer
•	Craig Cappel, President, Reynolds Cooking & Baking
•	Steve Estes, Chief Administrative Officer

The following discussion relates to the compensation of our NEOs whose compensation is disclosed below, as well as the overall principles underlying our executive compensation policies.

Our Compensation Objectives and Philosophy

Our compensation objectives include attracting and retaining top talent, motivating and rewarding the performance of senior executives in support of achievement of strategic, financial and operating performance objectives and ensuring that our total compensation packages are competitive in comparison to those offered by our peers.  Our NEOs, as well as our employees generally, participate in compensation and benefits plans and programs that are intended to align our compensation programs with our business objectives, promote good corporate governance and seek to achieve our compensation objectives.

To ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, business unit and individual performance goals are rewarded.  Through the use of performance-based plans that emphasize attainment of enterprise-wide and/or business unit goals, we seek to foster teamwork and commitment to performance.  Further, the use of components such as equity ownership and long-term equity-based incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders.

The CNG Committee also values the opinions of our stockholders, and it reviews and considers the outcome of our annual vote on executive compensation, also known as the “say-on-pay” vote, along with other relevant factors, in evaluating the compensation program for the NEOs. At our 2021 annual meeting, stockholders showed strong support for our executive compensation program, with approximately 99% of votes cast approving our advisory say-on-pay proposal. The CNG Committee considered the strong level of stockholder support and made no material changes in our executive compensation program as a result of the 2021 say-on-pay vote.

Risk Assessment of Compensation Programs

Our CNG Committee, based on an evaluation by its independent compensation consultant, does not believe that our compensation arrangements, including financial performance measures used to determine short-term and long-term incentive payout amounts, provide our employees with an incentive to engage in business activities or other behavior that would expose us or our stockholders to risks that are reasonably likely to have a material adverse effect on our company.

Executive Compensation Process

Role of the Independent Compensation Consultant

The CNG Committee has responsibility for determining our compensation philosophy, structuring our compensation and benefits programs and determining appropriate payments and awards to our executive officers, including our NEOs.  The CNG Committee is also responsible for implementing, monitoring and evaluating our executive compensation philosophy and objectives and overseeing the compensation program for senior executives.  The CNG Committee’s responsibilities and authority are described fully in its Charter.  Our CNG Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to advise on compensation matters.

In addition, Pearl Meyer provided an analysis of base salary, annual incentive program (“AIP”) compensation and long-term incentive (“LTI”) compensation for senior executives, comparing them to executives at companies in our peer group (the “Benchmark Comparison Group”) and using compensation survey data for similarly sized organizations in our industry.

Peer Group

The Benchmark Comparison Group utilized as a benchmark for executive compensation matters for 2021 included:

  •     AptarGroup, Inc.

  •     Central Garden & Pet Company

  •     Church & Dwight Co., Inc.

  •     Edgewell Personal Care Company

  •     Energizer Holdings, Inc.

  •     Greif, Inc.

  •     Hasbro, Inc.

  •     Helen of Troy Limited

  •     Medifast, Inc.

 •    Nu Skin Enterprises, Inc.

 •    O-I Glass, Inc.

 •    Sealed Air Corporation

 •    Silgan Holdings Inc.

 •    Snap-on Incorporated

 •    Spectrum Brands Holdings, Inc.

 •    The Clorox Company

 •    The Scotts Miracle-Gro Company

 •    Tupperware Brands Corporation

The criteria considered in selecting peer companies for the Benchmark Comparison Group include the following:

•	size, as measured by revenue, market capitalization and enterprise value;
•	industry category, including consumer household and personal products, household appliances, containers and packaging; and
•	competition for sources of talent.

Role of Management

Our CEO, in collaboration with Pearl Meyer and with input from the CNG Committee, makes recommendations to the CNG Committee for base salary, AIP, LTI and any other elements of our compensation program for each NEO (other than the CEO, whose compensation is determined solely by the CNG Committee).  Our CEO also provides recommendations to the CNG Committee on other elements of our compensation program for senior executives, including, for example, the design and metrics under our AIP and LTI programs.  While the CNG Committee will consider the CEO’s recommendations with respect to the compensation of the NEOs, the CNG Committee independently evaluates the recommendations and makes all final compensation decisions relating to the NEOs.

In the case of compensation for employees below the most senior level, the CNG Committee has delegated certain authority to our management to make determinations in accordance with guidelines established by the CNG Committee.

Total Direct Compensation

The CNG Committee, advised by its independent compensation consultant Pearl Meyer, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our named executive officers. To establish the appropriate target total direct compensation for each position, Pearl Meyer provides and the Committee reviews the median total direct compensation based upon our Benchmark Comparison Group.  The Committee then considers the median base salary compensation, median target annual cash incentive compensation and median equity compensation, also based upon our Benchmark Comparison Group, in determining the elements of total direct compensation for each position.

Elements of Compensation

The components of executive compensation for our NEOs, and the primary objectives of each, are summarized in the chart below:

Compensation Element	Description	Form	Objective
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	• Support talent attraction and retention

Annual Incentive Program	Variable based on the achievement of annual financial metrics	Cash	• Link pay and performance • Drive the achievement of short-term business objectives

LTI Compensation	Variable based on the achievement of longer-term goals and stockholder value creation	50% time-based RSUs and 50% performance share units (“PSUs”)	• Support talent attraction and retention • Link pay and performance • Drive the achievement of longer-term goals • Align with shareholder interests and focus on creating value over long-term

Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits	Group medical benefits Life and disability insurance 401(k) plan participation Nonqualified deferred compensation plan	• Support talent attraction and retention

Because of the ability of our NEOs to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, the compensation programs allocate a significant portion of compensation paid to our NEOs to both short-term and long-term performance-based incentive programs.  In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation while long-term and at-risk incentive compensation becomes a larger component of total compensation.

Base Salary

Base salaries are set at competitive levels necessary to attract and retain top-performing senior executives, including our NEOs, and are intended to compensate senior executives for their job responsibilities and level of experience. The CNG Committee has a goal to set each of the elements of total compensation at or around the 50th percentile of the Benchmark Comparison Group (and, for our presidents of our four business units, the overall general industry), adjusted to reflect each executive’s individual performance and contributions.  However, as there were certain elements of compensation not available to us when we were wholly-owned by PEI, such as equity-based compensation, the CNG Committee recognizes that it will take time before all of the individual elements of total compensation can reach the 50th percentile goal.  In certain cases, including when an executive is recruited from another company or where it is otherwise appropriate to retain or incentivize an executive, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive.

Mr. Mitchell did not receive a base salary adjustment in 2021. Messrs. Graham, Pace and Cappel received a base salary adjustment in 2020 that was effective on June 1, 2020 and through 2021. When Mr. Estes joined the Company in January 2021, the CNG Committee decided to maintain his base salary at the same amount as it had been when he was part of Rank.

Annual Incentive Compensation

2021 Annual Incentive Program

Our 2021 annual incentive program (“2021 AIP”) was designed to provide an opportunity for our senior executives, including our NEOs, to earn an annual incentive, paid in cash, based on the achievement of certain financial targets and strategic priorities.  An executive’s incentive target is a percentage of his or her base salary.

The 2021 AIP was designed to motivate our senior executives to achieve annual financial and other business goals based on our strategic, financial, and operating performance objectives. For our senior executives, including our NEOs, 80% of the payout under the 2021 AIP would be determined by 2021 Adjusted EBITDA as a percentage of 2020 Adjusted EBITDA (“Adjusted EBITDA Change”). The remaining 20% would be determined by the 2021 increase in total net revenues relative to 2020 total net revenues (“Revenue Change”). The targets and threshold levels for these performance metrics were set by the CNG Committee in the first quarter of 2021. Based on the combined Adjusted EBITDA Change and Revenue Change results, a participant could earn up to 200% of the target value.

In the first quarter of 2021, the CNG Committee established the following payout levels that would be associated with the degree to which each of Adjusted EBITDA Change and Revenue Change was attained for 2021:

Adjusted EBITDA Change	Threshold	Target	Maximum
FY 2021 ($m)	645	724	774
% of FY 2020	90%	101%	108%
Percentage Payout Level	25%	100%	200%

Revenue Change	Threshold	Target	Maximum
FY 2021 ($m)	3,263	3,345	3,426
% of FY 2020	100%	102.5%	105%
Percentage Payout Level	25%	100%	200%

The CNG Committee provided that payout levels would be interpolated for results between the threshold and maximum levels.

In the first quarter of 2021, the CNG Committee also established the target amounts to which the resulting percentage payout level would be applied. The target percentage of base salary, and resulting dollar amount, for each NEO was:

Name	Target % of Base Salary	Target Dollar Amount
Lance Mitchell	115%	$1,782,500
Michael Graham	60%	493,606
Stephan Pace	65%	301,412
Craig Cappel	65%	310,313
Steve Estes(1)	50%	270,000

(1)

Mr. Estes’ target bonus was calculated using his annualized base salary amount of $540,000, which differs from the amount paid by the Company in 2021, due to the timing of his transition from the Rank Group.

In February 2022, the CNG Committee determined the degree to which the Adjusted EBITDA Change and Revenue Change goals were attained, and the resulting payout level relative to the target amount for each metric. Based on Adjusted EBITDA Change being below the threshold level, the payout for such metric was zero; and based on the achievement level of the Revenue Change target, the payout for such metric was 200%. After applying the applicable weightings of these metrics, the payout level was 40% of target, as shown below:

Metric	Actual ($m / %)	Payout Attainment (%)	Weight (%)	Final Payout (%)
Adjusted EBITDA Change (FY 2021 result / % of FY 2020)(1)	$ 601 / 84%	0%	80%	0%
Revenue Change (FY 2021 result / % of FY 2020)	$ 3,556 / 109%	200%	20%	40%
Total				40%

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Based on the results as applied to the 2021 AIP as described above, the CNG Committee’s approval resulted in the payment of the following amounts to our NEOs under the 2021 AIP:

Name	2021 AIP Payout
Lance Mitchell	$713,000
Michael Graham	$197,443
Stephan Pace	$120,564
Craig Cappel	$124,125
Steve Estes(1)	$108,000

(1)	Mr. Estes’ AIP payout was calculated based on his annualized base salary amount, as described above.

The amounts paid to our NEOs pursuant to the 2021 AIP are set forth in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table, because the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established by the CNG Committee and communicated to the NEOs.

Long-Term Incentive Compensation

Equity Awards Granted in 2021

The LTI program for 2021 consisted of RSU and PSU awards. The CNG Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention. The RSUs vest over a three-year period, with 1/3 vesting each year, beginning on the first anniversary of the date of grant. The PSUs will be earned based on the extent to which specified performance metrics established at the date of the grant are achieved, which for the PSUs granted in 2021 included earnings per share growth over the 2021 period. Participants had the ability to earn 50% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The number of PSUs earned, if any, would vest on the third anniversary of the date of grant.

The number of RSUs and the target number of PSUs granted to our NEOs in 2021 were as follows:

Name	LTI RSUs (#)	LTI PSUs (#)
Lance Mitchell	57,702	57,702
Michael Graham	17,015	17,014
Stephan Pace	9,591	9,590
Craig Cappel	9,874	9,873
Steve Estes	6,701	6,701

In January 2022, the CNG Committee reviewed the performance metric of earnings per share in 2021 and determined that the minimum performance condition of the 2021 PSUs was not satisfied and therefore all such PSUs were forfeited.

PEI LTIP

Prior to the IPO, a small number of key executives, including our NEOs, participated in a cash-based long-term incentive program (“PEI LTIP”) established by PEI and designed to provide the participants an opportunity to earn incentive awards tied to sustained Adjusted EBITDA growth over a three-year term.  Pursuant to the PEI LTIP, participants received a grant at the beginning of a three-year performance period that could be earned over such period in annual installments based upon the attainment of certain Adjusted EBITDA growth metrics set at the beginning of the period.  Each grant provided for a “Target Opportunity Award” (based on a percentage of base salary) that could be achieved over the three-year period. The performance results achieved in the first year of the three-year period established the total amount of the award (which was expressed as a percentage of the Target Opportunity Award) that could be payable over the specified three-year period. If actual performance did not meet the performance threshold level in the first year, the participant was no longer eligible to earn any amount over the three-year period.  If actual performance did meet the threshold in the first year, the participant would receive the first payment, but the second and third payments depended on performance results in the second and third years.

No new grants have been or will be made under the PEI LTIP after our IPO.  However, 2021 was the third year in the three-year period covered by the 2019 grant under the PEI LTIP.  Adjusted EBITDA growth in 2019 resulted in a payout equal to 101% of the target value, and therefore a participant could earn one-third of their Target Opportunity Award multiplied by 101% in each year of the three-year performance period. For 2021, the third and final year of the performance period under the 2019 grant, no amount was earned as the performance level was not met. Since the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established, the amounts paid to our NEOs in prior years pursuant to the PEI LTIP are set forth in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table.

Other Compensation—Retirement and Welfare Benefits

Retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce.  Participation in these programs is not tied to performance.

Our specific contribution levels to these programs are adjusted annually to maintain a competitive position while considering costs.

•

Employee Savings Plan. All non-union employees in the United States, including our NEOs, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We make a 2% non-elective contribution and matching contributions of 100% of the first 6% of an employee’s elective deferral contribution.

•

Welfare Plans. Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) upon the same terms and conditions as other employees.

•	Pactiv Evergreen Pension Plan (formerly known as Reynolds Group Pension Plan). Certain employees, including Messrs. Pace and Cappel, have frozen benefits under the Pactiv Evergreen Pension Plan.

Employees who are at a designated salary grade or above, including all NEOs, may defer a portion of their salary and bonus each year into a nonqualified deferred compensation plan, which is a tax-deferred plan. We also make contributions to this plan mirroring percentage contributions made to the 401(k) plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis.  The amounts deferred are our unsecured obligations, receive no preferential standing, and are subject to the same risks as any of our other unsecured obligations.

We provide the NEOs with limited perquisites and other personal benefits, including reimbursement of relocation costs. Additionally, we purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, and to maintain involvement in communities in which we operate and our employees live.  Occasionally, our employees, including the NEOs, make personal use of tickets that would not otherwise be used for business purposes.  The CNG Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. The CNG Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with stockholder interests.

Employment Agreements

We have entered into employment agreements with each of our NEOs.  The employment agreements provide for an initial base salary and an annual cash target incentive percentage, which may be adjusted from time to time by the CNG Committee.  Other key elements of these agreements are outlined below.

Employee	Severance(1)	Restrictive Covenants(2)

Lance Mitchell	• 12 months base salary plus a prorated target annual incentive • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Michael Graham	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Stephan Pace	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Craig Cappel	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Steve Estes	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

(1)

Upon termination of employment, equity awards will be treated based on individual equity agreements. See the “Potential Payments upon Termination or Change in Control – Equity Awards” section below for further discussion.

(2)	Restrictive covenants include non-competition and non-solicitation covenants during employment and for one year following termination of employment for any reason.
(3)

Increased severance provided if within 12 months following a Sale of Business, the employee is terminated without cause or resigns following a material reduction in his or her remuneration or scope of duties.

Equity Incentive Plan

The purpose of the Equity Incentive Plan is to motivate and reward our employees, directors, consultants and advisors to perform at the highest level and to further our best interests and those of our shareholders.

Administration

Our CNG Committee administers the Equity Incentive Plan. To the extent not inconsistent with applicable law, our CNG Committee may delegate to one or more of our officers some or all of the authority under the Equity Incentive Plan, including the authority to grant all types of awards authorized under the Equity Incentive Plan, except for grants to executive officers.

Eligibility

Generally, all employees, directors, consultants or other advisors of the Company or any of its affiliates are eligible to receive awards.

No Repricing

Except as provided in the adjustment provision of the Equity Incentive Plan, no action will directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any option or an SAR established at the time of grant thereof without approval of our shareholders.

Director Pay Cap

Subject to the adjustment provision of the Equity Incentive Plan, an individual who is a non-employee director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.

Anti-Hedging and Anti-Pledging Policy

Our employees and directors are prohibited from (i) engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities, and (ii) pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Clawback Policy

We have a Compensation Recoupment Policy that permits us to recover from our executive officers incentive-based compensation received by him or her during any of the three years completed before any financial restatement trigger date. In the event of a financial restatement, if the amount of incentive compensation actually paid to an executive officer exceeds the amount of such compensation that would have been paid as calculated based on the financial restatement, the CNG Committee may seek to recover from such executive for the benefit of the Company an amount equal to the excess of the awarded compensation over the adjusted compensation.

Tax and Accounting Considerations

Tax Considerations of Our Executive Compensation

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although our CNG Committee is mindful of the benefits of tax deductibility when determining executive compensation, the CNG Committee may approve compensation that will not be fully-deductible in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Our Stock-Based Compensation

We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation, Nominating and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

THE COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Gregory Cole, Chair
Helen Golding
Richard Noll

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid to our NEOs during our fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Lance Mitchell	2021	1,550,000	—	3,487,508	713,000	—	189,869	5,940,377
President and Chief Executive Officer	2020	1,550,000	1,782,500	3,488,004	4,421,153	—	168,564	11,410,221
	2019	1,550,000	1,550,000	—	3,429,903	—	168,564	6,698,467
Michael Graham	2021	822,678	—	1,028,356	197,443	—	128,572	2,177,049
Chief Financial Officer	2020	812,694	798,716	998,380	1,305,874	—	97,350	4,013,014
	2019	789,023	798,716	—	1,076,503	—	95,634	2,759,876
Stephan Pace	2021	463,710	—	579,650	120,564	—	81,869	1,245,793
President, Sales and Chief Customer Officer	2020	458,082	450,204	563,096	736,066	58,600	64,340	2,330,388
	2019	444,740	225,102	—	606,781	75,365	62,947	1,414,935
Craig Cappel	2021	477,405	—	596,754	124,125	—	82,439	1,280,723
President, Reynolds Cooking & Baking	2020	471,611	463,500	579,742	748,286	55,125	64,564	2,382,828
	2019	457,875	463,500	—	602,882	64,849	55,009	1,644,115
Steve Estes(1)	2021	470,000	—	405,008	108,000	—	236,249	1,219,257
Chief Administrative Officer

(1)	Mr. Estes joined the Company in January of 2021.

(2)	Represents (a) for 2020, amounts awarded pursuant to IPO success transition bonuses, and (b) for 2019, one time retention bonuses.

(3)

Represents the aggregate grant date fair value of RSU and PSU awards granted during 2021 and 2020, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the number of RSUs in the grant, multiplied by the price to the public in the case of the RSUs granted in connection with the IPO in 2019, and the closing price of a share of our common stock on the date of grant in the case of the annual RSUs, and for PSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of shares that would be earned based on the probable outcome of the applicable performance conditions.

The following tables present the grant date fair value of the RSUs included in the stock awards column above, as well as the grant date fair value of the PSUs and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved:

	2021 Annual PSUs		2021 Annual RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)
Lance Mitchell	1,743,754	3,487,508	1,743,754

Michael Graham	514,163	1,028,326	514,193

Stephan Pace	289,810	579,620	289,840

Craig Cappel	298,362	596,724	298,392

Steve Estes	202,504	405,008	202,504

	2020 IPO RSUs	2020 Annual PSUs		2020 Annual RSUs
	Grant Date Fair Value	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)	($)
Lance Mitchell	1,549,990	969,007	1,938,014	969,007

Michael Graham	399,360	299,510	599,020	299,510

Stephan Pace	225,108	168,994	337,988	168,994

Craig Cappel	231,738	174,002	348,004	174,002

(4)	Represents the NEO’s payouts under (a) for 2021, the 2021 AIP, (b) for 2020, the 2020 AIP and the PEI LTIP, and (c) for 2019, the 2019 AIP and the PEI LTIP.

(5)   Represents the aggregate change in the actuarial present value of the accumulated benefit under the legacy entitlements under the Pactiv Evergreen Pension Plan for each of Mr. Pace and Mr. Cappel (the only two NEOs who are participants in such plan), from December 31, 2019 to December 31, 2020 for the 2020 amounts and from December 31, 2018 to December 31, 2019 for the 2019 amounts. In 2021, there was a decrease in the value of plan benefits for Mr. Pace and Mr. Cappel ($12,764 and $18,164, respectively), so these values are reported as $0.

(6)

The amounts reported in this column for 2021 include employer contributions to the 401(k) Retirement Plan and the Nonqualified Deferred Compensation Plan, the amount of dividend equivalents paid on unvested RSUs, expenses related to relocation and tax gross-ups related thereto, group term life insurance, and wellness credits as follows:

Name	Company Contributions To 401(k) Plan ($)	Company Contributions To Nonqualified Deferred Compensation Plan ($)	Dividend Equivalents ($)	Relocation Expenses ($)	Group Term Life Insurance ($)	Wellness Credits ($)	Total All Other Compensation ($)
Lance Mitchell	23,200	141,800	20,555	—	3,564	750	189,869
Michael Graham	17,832	99,675	5,751	—	3,564	1,750	128,572
Stephan Pace	23,200	52,604	3,243	—	2,322	500	81,869
Craig Cappel	23,200	54,400	3,339	—	—	1,500	82,439
Steve Estes(1)	23,200	14,400	1,985	195,889	775	—	236,249

(1) Mr. Estes’ relocation expense includes $38,424 of total tax gross-ups related thereto.

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards to our NEOs during 2021.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Award Type	Grant Date	Date of CNG Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Lance Mitchell
2021 AIP			445,625	1,782,500	3,565,000
RSUs	2/1/2021	1/26/2021							57,702	1,743,754
PSUs	2/1/2021	1/26/2021				28,851	57,702	115,404		1,743,754
Michael Graham
2021 AIP			123,402	493,606	987,212
RSUs	2/1/2021	1/26/2021							17,015	514,193
PSUs	2/1/2021	1/26/2021				8,507	17,014	34,028		514,163
Stephan Pace
2021 AIP			75,353	301,412	602,824
RSUs	2/1/2021	1/26/2021							9,591	289,840
PSUs	2/1/2021	1/26/2021				4,795	9,590	19,180		289,810
Craig Cappel
2021 AIP			77,578	310,313	620,626
RSUs	2/1/2021	1/26/2021							9,874	298,392
PSUs	2/1/2021	1/26/2021				4,937	9,873	19,746		298,362
Steve Estes
2021 AIP			67,500	270,000	540,000
RSUs	2/1/2021	1/26/2021							6,701	202,504
PSUs	2/1/2021	1/26/2021				3,351	6,701	13,402		202,504

(1)

Amounts shown in this column represent the potential cash payout amounts under the 2021 AIP. The actual cash payout amounts under the 2021 AIP are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2021:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lance Mitchell	2/4/2020	39,744	1,247,962
	3/5/2020	21,541	676,387	32,311	(3)	1,014,565
	2/1/2021	57,702	1,811,843	28,851	(4)	905,921
Michael Graham	2/4/2020	10,240	321,536
	3/5/2020	6,658	209,061	9,987	(3)	313,592
	2/1/2021	17,015	534,271	8,507	(4)	267,120
Stephan Pace	2/4/2020	5,772	181,241
	3/5/2020	3,756	117,938	5,635	(3)	176,939
	2/1/2021	9,591	301,157	4,795	(4)	150,563
Craig Cappel	2/4/2020	5,942	186,579
	3/5/2020	3,868	121,455	5,802	(3)	182,183
	2/1/2021	9,874	310,044	4,937	(4)	155,022
Steve Estes	2/1/2021	6,701	210,411	3,351	(4)	105,221

(1)	Market value is calculated by multiplying the number of shares by $31.40, the closing sale price per share of our common stock on the Nasdaq Global Select Market on December 31, 2021.

(2)	Represents RSUs that vest one-third on each of the first three anniversaries of their respective grant dates, subject to continued service on each vesting date.

(3)

Represents the target number of PSUs that can be earned based on the results of performance measures during the three-year performance period of 2020-2022. The PSUs that are earned will vest on March 5, 2023, subject to continued service on the vesting date.

(4)

Represents the threshold number of PSUs that could have been earned based on the results of performance measures during the one-year performance period of 2021.  Following 2021, the CNG Committee determined that none of these PSUs were earned, and therefore these PSUs have been forfeited.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding RSUs held by our named executive officers that vested in 2021.  None of our named executive officers holds any stock options, and therefore no stock options were exercised in 2021.

	Stock Awards
	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Name	(#)	($)
Lance Mitchell	30,641	888,624
Michael Graham	8,449	244,459
Stephan Pace	4,764	137,838
Craig Cappel	4,905	141,917
Steve Estes	3,365	99,469

(1)	Represents RSUs that vested on February 4, 2021 and March 5, 2021, before shares were withheld for taxes.
(2)	Value realized is calculated by multiplying the closing price of our common stock on the date of vesting by the number of RSUs that vested on that date.

2021 PENSION BENEFITS

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lance Mitchell	—	—	—	—
Michael Graham	—	—	—	—
Stephan Pace	Pactiv Evergreen Pension Plan	9.67	453,505	—
Craig Cappel	Pactiv Evergreen Pension Plan	13.50	294,186	—
Steve Estes	—	—	—	—

Mr. Pace and Mr. Cappel have legacy entitlements under the Pactiv Evergreen Pension Plan (formerly known as Reynolds Group Pension Plan), an ERISA-qualified defined benefit plan maintained by PEI Group.

The present value of accumulated benefit amount in the table above is calculated using the Pri-2012 aggregate mortality table with MP2021 as adjusted to reflect anticipated slow recovery from COVID-19, and a discount rate of 2.81% as of December 31, 2021.

2021 NONQUALIFIED DEFERRED COMPENSATION

In 2021, we maintained a non-qualified deferred compensation plan that allowed participants to defer portions of their compensation.  The purpose of this plan is to allow such persons to defer receipt of such compensation, and therefore the tax obligations arising from such compensation, to a date elected by the participant.  The following table sets forth information with respect to each NEO’s participation in such plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE 2021 ($)
Lance Mitchell	135,780	141,800	276,082	—	2,644,137
Michael Graham	357,042	99,675	402,446	(567,088)	5,549,933
Stephan Pace	44,516	52,604	137,612	(569,376)	799,804
Craig Cappel	41,057	54,400	68,511	(155,053)	448,256
Steve Estes(3)	57,800	14,400	33,507	—	764,539

(1)	The amounts shown in this column are reported in the Summary Compensation Table, as follows:
Name	Amount Reported in the Salary Column for 2021 ($)	Amount Reported in the Non-Equity Incentive Plan Compensation Column for 2021 ($)
Lance Mitchell	93,000	42,780
Michael Graham	287,937	69,105
Stephan Pace	32,460	12,056
Craig Cappel	28,644	12,413
Steve Estes	47,000	10,800

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of the amounts in the “All Other Compensation” column for 2021.
(3)

Mr. Estes’s fiscal year-end balance includes $658,832 that was transferred to his account from a previous deferred compensation plan in which he participated, the Rank Nonqualified Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

The Employment Agreements with the NEOs provide for severance in the event of certain types of termination:

•

if the executive is terminated without Cause (defined below) prior to a Sale of Business (defined below), the executive would be entitled to receive one times his or her base salary, paid in equal installments over 12 months following the date of termination;

o	Mr. Mitchell would also be entitled to his annual bonus at target prorated through the date of termination; and
•

if a Sale of Business occurs and within 12 months following the closing of such Sale of Business either the executive is terminated without Cause, or executive’s position is materially reduced in remuneration or scope of duties (“Good Reason”) and the executive terminates his or her employment, then the executive would be entitled to receive (i) two times his or her base salary plus (ii) his or her annual bonus at target prorated through the date of termination, paid in equal installments over 24 months following the Date of Termination.

The Employment Agreements provide that if the executive breaches any of the provisions of the Restrictive Covenant Agreement to which he or she is a party, the executive’s right to receive further payments of severance amounts will be terminated.

In addition, if the executive is terminated without Cause, then the executive and his or her eligible dependents will continue to be covered by the Company’s health plan for 12 months from the date of termination.

“Sale of Business” is defined in the Employment Agreements as the sale or other disposition of (x) more than 50% of the shares or other equity interests of the Company or the Company’s direct or indirect parent to a non-affiliated party, or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of the Company’s EBITDA (as determined in good faith by PEI’s CEO, based on the Company’s regularly prepared financial statements), provided that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business. The Employment Agreements also provide that the executive’s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as the executive’s duties and responsibilities are generally consistent with his or her duties and responsibilities prior to the Sale of Business.

“Cause” is defined in the Employment Agreements as in the good faith determination of the CEO or Board of Directors that executive has engaged in conduct consisting of (i) dishonesty or other serious misconduct related to his or her duties as an employee of the Company, or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of executive’s employment after written demand for substantial performance is delivered to executive by the Company specifically identifying the manner in which the executive has not substantially performed such duties.

Equity Awards

The RSU award agreements applicable to the NEOs provide that in the event of a termination of service due to the participant’s death or retirement, a pro rata portion of the RSU with respect to the applicable vesting period will vest following such termination of service based on a fraction, the numerator of which is the number of full calendar months the participant had been employed in the applicable vesting period through the date of termination, and the denominator of which is 12; provided that the participant must have been employed by the Company for at least twelve (12) months following the grant date of the RSUs.

The PSU award agreements applicable to the NEOs provide that in the event of a termination of service due to the participant’s death or retirement, any unvested PSUs shall vest effective as of the date of such termination of service based on the likely level of achievement of the performance condition, as determined in the sole discretion of the CNG Committee, prorated based on a fraction, the numerator of which is the number of full calendar months the participant has been employed from the grant date through the date of such termination of service, and the denominator of which is 36; provided that the participant must have been employed by the Company for at least twelve (12) months following the grant date of the PSUs.

The Equity Incentive Plan provides that in the event of a Change in Control (defined below), outstanding equity awards shall immediately vest and settle.  The PSU award agreements applicable to the NEOs provide that the number of unvested PSUs that will vest effective as of the date of such Change in Control will be based on the likely level of achievement of the performance condition, as determined in the sole discretion of the CNG Committee.

The Equity Incentive Plan defines “Change in Control” generally as the occurrence of any one or more of the following events:

(i)       a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities issued and outstanding immediately after such acquisition;

(ii)         at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board, with certain exceptions;

(iii)        the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger, amalgamation or consolidation which would result in the voting securities of the Company issued and outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent issued and outstanding immediately after such merger, amalgamation or consolidation; or

(iv)       the consummation of any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its subsidiaries.

Potential Payments Table

The table below reflects the estimated value of compensation and benefits payable to each of our NEOs upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination of employment or change in control date on December 31, 2021.

	Termination Without Cause Prior to a Sale of Business	Termination Without Cause or for Good Reason Within 12 Months Following a Sale of Business	Termination Due to Death or Retirement	Change in Control
Name/Benefits	($)	($)	($)	($)
Lance Mitchell
Base salary	1,550,000	3,100,000	—	—
Annual bonus	1,782,500	1,782,500	—	—
Health benefits	10,913	10,913	—	—
Value of accelerated RSUs(1)	—	—	773,617	3,736,160
Value of accelerated PSUs(1)(2)	—	—	591,830	1,014,565
Total	3,343,413	4,893,413	1,365,447	4,750,725
Michael Graham
Base salary	822,678	1,645,356	—	—
Annual bonus	—	493,606	—	—
Health benefits	9,097	9,097	—	—
Value of accelerated RSUs(1)	—	—	212,371	1,064,868
Value of accelerated PSUs(1)(2)	—	—	182,929	313,592
Total	831,775	2,148,059	395,300	1,378,460

Potential Payments Table (cont.)

	Termination Without Cause Prior to a Sale of Business	Termination Without Cause or for Good Reason Within 12 Months Following a Sale of Business	Termination Due to Death or Retirement	Change in Control
Name/Benefits	($)	($)	($)	($)
Stephan Pace
Base salary	463,710	927,420	—	—
Annual bonus	—	301,412	—	—
Health benefits	13,441	13,441	—	—
Value of accelerated RSUs(1)	—	—	119,752	600,358
Value of accelerated PSUs(1)(2)	—	—	103,214	176,939
Total	477,151	1,242,273	222,966	777,297

Craig Cappel
Base salary	477,405	954,810	—	—
Annual bonus	—	310,313	—	—
Health benefits	13,441	13,441	—	—
Value of accelerated RSUs(1)	—	—	123,287	618,078
Value of accelerated PSUs(1)(2)	—	—	106,273	182,183
Total	490,846	1,278,564	229,560	800,261

Steve Estes(3)
Base salary	540,000	1,080,000	—	—
Annual bonus	—	270,000	—	—
Health benefits	16,420	16,420	—	—
Value of accelerated RSUs(1)	—	—	88,060	421,754
Value of accelerated PSUs(1)(2)	—	—	—	—
Total	556,420	1,366,420	88,060	421,754

(1)

The value of accelerated RSUs and PSUs is determined by multiplying the number of accelerated unvested units by $31.40, the closing price for our common stock on December 31, 2021. The RSU and PSU award agreements provide that the participant must have been employed by the Company for at least 12 months following the grant date of the applicable RSUs or PSUs for the RSUs and PSUs to vest upon the occurrence of termination due to death or retirement.

(2)

The terms of the PSUs provide that the number of PSUs for which vesting would be accelerated would be determined based on the likely level of achievement of the performance conditions as determined by the CNG Committee. For purposes of this table, the number of PSUs that would vest upon the specified event is assumed to be: (a) at the target level of performance for the PSUs granted in 2020, and (b) zero for the PSUs granted in 2021, since the CNG Committee determined that the minimum performance condition for such PSUs was not satisfied.

(3)

We entered an employment agreement with Mr. Estes on February 1, 2022. The table above reflects the amounts of the potential payments as if the agreement had been executed on or before December 31, 2021.

CEO PAY RATIO

The following is a reasonable estimate of the ratio of the annual total compensation of Lance Mitchell, our Chief Executive Officer (our “CEO”), to the annual total compensation of the median of our other employees, together with an explanation of our methodology in calculating the same.

For 2021:

•	The annual total compensation of our median employee was $60,746; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,940,377.

Based on this information for 2021, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 98:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee as of December 31, 2021, at which time we had approximately 5,500 employees, all of whom are U.S. employees. Our median employee was identified based on the cash compensation paid related to 2021 to all members of our workforce including full-time and part-time employees, other than our CEO, who were employed on December 31, 2021.  We annualized the cash compensation of employees who were employed on December 31, 2021 but had not worked for us for all of 2021.

For purposes of determining the cash compensation paid related to 2021, we included the amount of base salary the employee received during 2021 and the amount of any cash incentives earned in 2021.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	411,038	(2)	—	(3)	10,014,015	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	411,038	(2)	—	(3)	10,014,015	(4)
(1)	Consists of the Equity Incentive Plan.

(2)

Consists of RSUs and PSUs. The number of PSUs included in these amounts consists of the target number the PSUs granted in 2020 that have a performance period of 2020-2022. The minimum performance condition of the 2021 PSU was not satisfied and therefore those PSUs were forfeited and are not reflected in these amounts.

(3)

RSUs and PSUs will be settled in shares of our common stock on a one-for-one basis at no additional cost and do not have an exercise price.  As a result, there is no weighted average exercise price to be included in this column.

(4)

Consists of shares available for awards under the Equity Incentive Plan as of December 31, 2021. The number of PSUs included in the amounts in this column removes from the number of securities remaining available for future issuance the target number of shares which the participant is eligible to receive if applicable performance metrics are achieved with respect to the PSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock of the Company beneficially owned as of February 28, 2022, by: (i) each director; (ii) each of the NEOs; (iii) all executive officers and directors as a group; and (iv) persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 209,826,389 shares of our common stock outstanding as of February 28, 2022. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of February 28, 2022, including upon the vesting of RSUs. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of beneficial owner	Shares of Common Stock Owned	Percent of class
Directors:
Lance Mitchell(2)	78,421	*
Gregory Cole	10,000	*
Helen Golding	—	*
Marla Gottschalk(3)	8,668	*
Allen Hugli	5,000	*
Richard Noll(4)	28,002	*
Ann Ziegler(5)	5,695	*
Named Executive Officers:
Michael Graham(6)	21,431	*
Stephan Pace(7)	9,391	*
Craig Cappel(8)	9,621	*
Steve Estes(1)	7,663	*
All executive officers and directors as a group (19 individuals)(9)	228,003	*

Greater than 5% Stockholders:
PFL(10)	155,455,000	74.1%
Allspring Global Investments Holdings, LLC(11)	12,165,597	5.8%

*Less than 1%.

(1)	Does not include any RSUs or PSUs held by these executive officers and directors, as none of those outstanding awards are scheduled to vest within 60 days following February 28, 2022.

(2)	Includes 67,651 shares held directly and 10,770 RSUs that vested on March 5, 2022.

(3)	Includes 4,335 shares held directly and 4,333 RSUs that will vest on April 1, 2022.

(4)	Includes 6,502 shares held by Mr. Noll directly, 15,000 shares held in a revocable living trust in which Mr. Noll is the trustee, and 6,500 RSUs that will vest on April 1, 2022.

(5)	Includes 1,362 shares held directly and 4,333 RSUs that will vest on April 1, 2022.

(6)	Includes 18,102 shares held directly and 3,329 RSUs that vested on March 5, 2022.

(7)	Includes 7,513 shares held directly and 1,878 RSUs that vested on March 5, 2022.

(8)	Includes 7,687 shares held directly and 1,934 RSUs that vested on March 5, 2022.

(9)	Includes 39,879 RSUs that will vest within 60 days of February 28, 2022.

(10)

PFL is wholly-owned by Packaging Holdings Limited (“PHL”), which is wholly-owned by Mr. Graeme Hart.  The principal business address of PFL, PHL, and Mr. Hart is c/o Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand.

(11)

Based on a Schedule 13G filed with the SEC on January 18, 2022 by (a) Allspring Global Investments Holdings, LLC that it has sole voting power with respect to 11,414,833 shares and sole dispositive power with respect to 12,165,597 shares; (b) Allspring Global Investments, LLC that it has sole voting power with respect to 1,364,042 shares and sole dispositive power with respect to 12,135,281 shares; and (c) Allspring Funds Management, LLC that it has voting and dispositive power with respect to zero shares.  Further, based on Forms 13F filled on January 28, 2022 by the reporting persons, it appears that, in the aggregate, their holdings total 12,165,597 shares of our common stock. The principal business address of the reporting persons is 525 Market St., 10th Floor, San Francisco, CA 94105.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Prior to our separation from PEI and our initial public offering (“IPO”), we operated as part of PEI Group’s broader corporate organization rather than as a stand-alone public company.  PEI Group and Rank have performed or supported various corporate services for us, and we have engaged in various transactions with PEI Group.  In connection with our IPO, we entered into new agreements with the PEI Group and Rank. The prices and other terms of these new agreements were negotiated on what we believe to be an arm’s-length basis. The arrangements under which we have transacted with PEI Group and Rank during the year ending December 31, 2021 are described below.

Arrangements

Supply, Warehousing and Freight Agreements with Pactiv

We have entered into supply agreements to continue selling products to and buying products from Pactiv. These agreements will expire on December 31, 2024.  Certain of the products we manufacture and sell to Pactiv are made using equipment in our plants that is owned by Pactiv, and certain of the products that Pactiv manufactures and sells to us are made using equipment in Pactiv’s plants that is owned by us. Under the supply agreements, we and Pactiv agree to maintain the other party’s equipment that is in such party’s plants, provided that any required capital expenditures related to such equipment are the equipment owner’s responsibility. We have (i) sold products to Pactiv, primarily aluminum foil and aluminum foil containers, and (ii) purchased products from Pactiv, primarily tableware. For 2021, revenues from products sold to Pactiv were $111 million and we paid $343 million for purchases from Pactiv.

We have entered into a warehousing and freight services agreement with Pactiv to continue storing many of our finished goods in warehouses operated by Pactiv and to provide certain freight services for shipments from our plants to our warehouses (including Pactiv warehouses) and from our warehouses to our customers. The term of the warehousing services under the agreement will vary by location.  The term of the freight services under the agreement is for approximately three years starting November 2019. For 2021, Pactiv charged us freight and warehousing costs of $60 million.

Transition Services Agreements

We were part of three Transition Services Agreements (“TSAs”) with members of PEI Group and Rank:

•

A TSA whereby PEI Group will continue to provide certain administrative services to us, including information technology service; accounting, treasury, financial reporting and transaction support; human resources; procurement; tax, legal and compliance related services; and other corporate services.  These services will be consistent with administrative services provided to us by PEI Group prior to our IPO and the charges are at forecasted cost or current cost plus margin.  In addition, we will provide certain services to PEI Group, consistent with services provided by us to PEI Group prior to our IPO, which are also charged at current cost plus margin.  Additionally, we have agreed that at each other’s request, certain tax, financial and other information will be provided to enable preparation of tax and financial reports of the respective parties and for other business purposes.

•

A TSA whereby Rank provides certain administrative services to us, including financial reporting, consulting and compliance, insurance procurement and human resources support, legal and corporate secretarial support and related services, to be charged at an agreed hourly rate, and we will provide, at Rank’s request, certain historical tax and financial information to enable Rank to prepare certain of its tax and financial reports.  These services are also charged at an agreed hourly rate.

•

A TSA for our Red Bluff, California and Huntersville, North Carolina facilities, acquired from Pactiv in 2019, whereby Pactiv provides certain services to us, including tooling and engineering support, financial services, procurement services, and environmental, health and safety services, charged at an agreed rate.

The services provided under these TSAs have fully terminated in the first quarter of 2022.

Leases

We lease our corporate headquarters in Lake Forest, IL from Pactiv.  We occupy approximately 70,000 square feet at market rent with a term of ten years, beginning January 1, 2020, with two five-year renewal options. We amended the lease agreement by adding approximately 32,000 square feet at market rent, beginning February 1, 2021, at our corporate headquarters. We also lease approximately 26,000 square feet in Pactiv’s Canandaigua, New York facility for certain research and development activities.  The Canandaigua lease is at market rent and has a term of five years, beginning January 1, 2020, provided we have the right to terminate the lease on six months’ notice.

Policies and Procedures for Transactions with Related Persons

We have adopted a Related Person Transaction Policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of 5% or more of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval or ratification of a designated committee of our board of directors (which will initially be the Audit Committee) or other committee designated by our board of directors made up solely of independent directors. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of 5% or more of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other committee of independent directors for review to determine whether the related party involved has a direct or indirect material interest in the transaction. In reviewing any such proposal, our Audit Committee or other committee of independent directors are to consider the relevant facts of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Compensation Committee Interlocks and Insider Participation

During 2021, the members of our CNG Committee were Gregory Cole, Helen Golding, Richard Noll and formerly Thomas Degnan, none of whom is or has been our current or former officer or employee or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and the matters to be voted on at the Annual Meeting or at any adjournments or postponements thereof. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.

What are the purposes of the Annual Meeting?

The Annual Meeting is being held for the purposes of considering and taking action with respect to the following:

1.	to elect two directors to serve until the 2025 Annual Meeting of Stockholders;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022;
3.	to approve, on an advisory basis, the 2021 compensation of our named executive officers as disclosed in this Proxy Statement;
4.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

How can I participate in the Annual Meeting?

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/REYN2022 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 3:45 p.m., Central Time (“CT”), on April 27, 2022. The meeting will begin promptly at 4:00 p.m. CT on April 27, 2022.

If you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/REYN2022, and follow the instructions in the virtual meeting platform for submitting a question. Questions must pertain to meeting matters, and the question and answer session will be subject to time constraints and rules of conduct. Questions regarding personal matters, including those related to employment, product issues or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered.

If you encounter any technical difficulties with the virtual meeting platform on the Annual Meeting day either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.

Who is entitled to vote at the Annual Meeting?

As of the close of business on February 28, 2022, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 209,826,389 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.

What constitutes a quorum for the Annual Meeting?

Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the total voting power of all outstanding shares of stock generally entitled to vote at a meeting of stockholders, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.”

What are broker non-votes?

If your shares are held in “street name,” your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.

What vote is required to approve each proposal?

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes present and entitled to vote. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

3	Advisory vote to approve the compensation of our named executive officers	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

What are the Board of Directors’ recommendations on how I should vote my shares?

•	Proposal 1: FOR all nominees for election as directors.
•	Proposal 2: FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.
•	Proposal 3: FOR the advisory vote to approve the compensation of our named executive officers.

How can I vote?

During the Meeting: If you plan to virtually attend the Annual Meeting and to vote during the meeting, we will provide you with an online ballot during the Annual Meeting through the virtual stockholder meeting platform at www.virtualshareholdermeeting.com/REYN2022.  To vote at the meeting, please follow the instructions on your proxy card. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting.

By Proxy: You may vote by proxy through the following means.

If you are a stockholder of record, you have several choices. You can vote your shares by proxy:

•	by mailing a proxy card;
•	via the internet; or
•	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares through a broker, bank or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

Can I change my vote after I have submitted a proxy?

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary, or (3) attending the Annual Meeting and voting through the online platform (although attendance at the Annual Meeting will not in and of itself revoke a proxy).

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.

What is the deadline for submitting a stockholder proposal for the 2023 annual meeting?

Any stockholder proposal intended to be included in the proxy statement for the 2023 Annual Meeting of Stockholders must satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received no later than November 15, 2022.

In addition, our Bylaws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next Annual Meeting of Stockholders (whether or not to be included in the proxy statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our Bylaws. To be timely for our 2023 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on October 29, 2022 and December 28, 2022. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2022 Annual Meeting of Stockholders, then notice by the stockholder must be received by us no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) 70 days prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

The foregoing is subject to the Stockholders Agreement between the Company and PFL which provides that PFL has the right to nominate all of our directors so long as the Hart Entities beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.

What is “householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2021 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary or call us at (800) 879-5067. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or 2021 Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.

AVAILABILITY OF FORM 10-K

Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045. Our Form 10-K is also available on our website in the “Investors—Financial Information –SEC Filings” section of our website at www.reynoldsconsumerproducts.com.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report and the Compensation Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA is referenced in this Proxy Statement and represents net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and IPO and separation-related costs. Adjusted EBITDA Change in 2021 is a comparison of Adjusted EBITDA in 2021 to Adjusted EBITDA in 2020.

Adjusted EBITDA is a non-GAAP financial measure and should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

The following table contains a reconciliation of Net Income and Net Income Change, the most directly comparable GAAP financial measure, to Adjusted EBITDA and Adjusted EBITDA Change for each of the periods indicated:

	Year Ended December 31,
(In millions, except for %)	2021	2020	Change	% Change
Net Income – GAAP	$324	$363	$(39)	(11)%
Income tax expense	106	153	(47)	(31)%
Interest expense, net	48	70	(22)	(31)%
Depreciation and amortization	109	99	10	10%
IPO and separation-related costs	14	31	(17)	(55)%
Other	—	1	(1)	(100)%
Adjusted EBITDA (Non-GAAP)	$601	$717	$(116)	(16)%

REYNOLDS CONSUMER PRODUCTS INC. 1900 W. FIELD COURT LAKE FOREST, IL 60045 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/REYN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D37469-P50158 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REYNOLDS CONSUMER PRODUCTS INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Withhold For Nominees: 1a.Thomas Degnan 1b. Helen Golding 1c. Allen Hugli For Abstain Against The Board of Directors recommends you vote FOR the following proposals: 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. 3. To approve, on an advisory basis, the compensation of our named executive officers. 1 Year 2 Years Abstain 3 Years The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. To vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or at any and all adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021: This Proxy Statement and 2020 Annual Report to Stockholders are available at www.proxyvote.com. D37470-P50158 REYNOLDS CONSUMER PRODUCTS INC. Annual Meeting of Stockholders May 25, 2021 4:00 PM Central Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Watson and Chris Mayrhofer, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REYNOLDS CONSUMER PRODUCTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m. Central Time on May 25, 2021, virtually at www.virtualshareholdermeeting.com/REYN2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" each nominee for election as a director, "FOR" proposals 2 and 3, and "1 Year" on proposal 4. Continued and to be signed on reverse side